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Exhibit 10.38

INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT is made this 13 day of December, 2005 by and between Vista Gold Corp., a corporation amalgamated under the laws of the Yukon Territory ("Vista"), to and for the benefit of THE FRANK W. LEWIS REVOCABLE LIVING TRUST DATED MARCH 15, 2004 and THE SHARON F. LEWIS TRUST DATED JANUARY 22, 2004 (collectively the "Shareholders").

RECITALS

        A.    On June 29, 2005 Century Gold LLC, a Nevada limited liability company ("Century"), and the Shareholders entered into an "Agreement for Purchase" in which Century was granted the option to buy all of the outstanding shares ("Shares") of F.W. Lewis, Inc., a Nevada corporation (the "Corporation") from the Shareholders.

        B.    Century exercised its option to purchase the Shares of the Corporation and subsequently assigned its rights in the Agreement to Purchase to Victory Gold Inc., a Nevada corporation which is an indirect subsidiary of Vista. The parties agreed to conclude the purchase transaction on December 13, 2005. The Shareholders will deliver the endorsed Shares to Victory upon closing, thereby conveying ownership and control of the Corporation to Victory.

        C.    The Agreement for Purchase sets forth a requirement of hold harmless and indemnification from Century to the Shareholders which Vista confirms and perpetuates by way of this Indemnification Agreement.

        NOW THEREFORE, for the consideration of the Agreement for Purchase, and for other good and valuable consideration, the sufficiency of which is acknowledged, Vista hereby agrees to the following terms and conditions of Indemnification:

        1.     Indemnification.    Vista makes the following warranty and promise of hold harmless and indemnification to the Shareholders, as stated in Paragraph 8 of the Agreement for Purchase:

  Hold Harmless.    ***    Vista shall assume all liabilities of the Corporation, known or unknown, including but not limited to damages, claims, liabilities, obligations, and risk of loss associated with Environmental Laws and Hazardous Materials. Additionally, Vista shall release Shareholders from all damages, claims, liabilities, and obligations, whether known or unknown, arising from or related to the Corporation and its property or to the condition thereof. Vista shall defend, indemnify, and hold Shareholders harmless from any claims, demands, or liabilities related to the Corporation or to its assets, including, but not limited to those arising from Hazardous materials or other conditions associated with the Property, including payment of any attorney's fees and costs incurred by Shareholders.

        2.     Binding Effect.    Vista agrees that this promise and warrant of indemnification shall be binding upon Vista, its successors, assigns, legal representatives, heirs, and trustees in perpetuity and Vista agrees to give actual notice of this Indemnification Agreement to any proposed assigns or successors.

        3.     Affected Properties.    This promise and warranty of indemnification shall apply to the following lands which are included in "the Property" as described in the above referenced "Agreement for Purchase" dated June 29, 2005, including all fee lands, patented mining claims, and unpatented mining claims owned by F.W. Lewis, Inc., a Nevada corporation as of December 12, 2005 situated in the following locations:

        A.    In counties within the State of Nevada: Carson City (formerly Ormsby County), Churchill County, Douglas County, Elko County, Esmeralda County, Eureka County, Humboldt County, Lander County, Lyon County, Mineral County, Nye County, Pershing County, Storey County, Washoe County, and White Pine County.

        B.    In counties in the State of Colorado: San Juan County.

        This Indemnification Agreement shall also apply to any activities conducted by Vista on the fee lands, patented mining claims, and unpatented mining claims after the date of Indemnification. This Indemnification Agreement shall not apply to any activities conducted or any condition created on any affected property after control of or title to such affected property is transferred by Victory or any affiliate of Vista.

        IN WITNESS WHEREOF, the parties hereto have executed this Indemnification on the day and year first above written.

VISTA GOLD CORP.
By:	/s/ HOWARD HARLAN Howard Harlan, Vice-President

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  Exhibit 10.38